Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amended Registration Statement of GigCapital2, Inc. on Form S-1 of our report dated December 24, 2020, with respect to our audit of the consolidated financial statements of Cloudbreak Health, LLC and Subsidiaries for the year ended December 31, 2019, which report is contained in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in such prospectus.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

June 17, 2021